EXHIBIT 99.1

Tesla Announces New Leadership in Finance, Sales & Service

PALO ALTO, CA – November 3, 2015 – Tesla announced today that Jason Wheeler will be Tesla’s next Chief Financial Officer and Jon McNeill has joined as President of Global Sales and Service.

Jason joins Tesla after 13 years at Google Inc. where he was Vice President of Finance and led Google’s global finance function. Jason has an MBA from Harvard Business School and a bachelor’s degree in finance from Colorado State University, where he graduated summa cum laude.

Jason will replace Deepak Ahuja, who announced his intention to retire from Tesla earlier this year. Jason will assume his new role on November 30, 2015, with Deepak remaining at Tesla for the next few months to ensure a smooth transition.

“What the Tesla team has achieved in building compelling alternatives in transport and energy is simply incredible. I am so excited to join an amazing team dedicated to such a broad and inspiring mission. Looking forward to jumping into the fast lane,” said Wheeler.

“Very few companies are literally changing the world for the better – Tesla is. I’m thrilled to join this incredible team,” said McNeill.

Jon McNeill is the former CEO of Enservio. In 2013 he was named “Most Admired CEO” in the small/midsize company category from the Boston Business Journal. Before Enservio, Jon co-founded Sterling Collision Centers. At Sterling, Jon’s team reduced industry repair times by 90% (from 18 days to less than 2 days) while simultaneously growing the business at more than 40% per year. In 1993, Jon founded First Notice Systems. He is a graduate of Northwestern University.

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